Exhibit 10.6
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is made by and between EVERBANK FINANCIAL CORP (“Company”), a Florida corporation, and GARY A. MEEKS (“Employee”), a resident of the State of Florida, as of October 31, 2008 (the “Effective Date”), as amended and restated as of December 31, 2008.
Recitals
     A. Company is engaged in the business of providing financial products and services.
     B. Employee and Company entered into an Employment Agreement dated as of January 1, 2002 (the “First Employment Agreement”);
     C. Employee and Company entered into a First Amendment to the First Employment Agreement dated as of May 20, 2004 (the “First Amendment”).
     D. Employee and Company entered into an Amended and Restated Employment Agreement dated as of January 1, 2006 (the “Second Employment Agreement”), the terms of which superseded the terms of the First Employment Agreement, as amended by the First Amendment.
     E. Employee and Company entered into a Second Amendment to the Second Employment Agreement (the “Second Amendment”).
     F. Employee and Company entered into an amended and restated employment agreement dated as of October 31, 2008 (the “Third Employment Agreement”), the terms of which superseded the terms of the Second Employment Agreement, as amended by the Second Amendment.
     G. Employee and Company desire to enter into a new employment agreement that supersedes and replaces the provisions of the First Employment Agreement, as amended, and the Second Employment Agreement, as amended, and the Third Employment Agreement, and provides Employee with certain rights and benefits during the continuing term of his employment with Company and in the event of termination of his employment with the Company.
     H. The Company wishes to protect its competitive business interests by providing certain express restrictions on Employee’s activities after termination.
     NOW, THEREFORE, Company and Employee do hereby covenant and agree as follows:
AGREEMENT
     1. Employment. The Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.
     2. Duties and Responsibilities. The Employee is engaged by the Company in an executive capacity as Vice-Chairman. Employee is subject to the direction and control of the Board of Directors (the “Board”) and shall perform duties as the Board of the Company may from time to time reasonably request. Employee shall report to the Chief Executive Officer of the Company (the “EverBank CEO”). Employee agrees that he will serve the Company faithfully and to the best of his ability and devote such time as is necessary to perform the duties reasonably requested by the Board; provided, however, that the parties acknowledge and agree that Employee shall be required to provide such efforts on a less than full time basis, as is more specifically provided for in this paragraph. In performing the duties hereunder, Employee shall make himself available to Company in such a manner that in any given calendar year, the aggregate amount of time that Employee has devoted to providing service hereunder is at least three-quarters of the time that would be considered to be full time under the Company’s policies and practices in effect as of the date hereof.
     3. Term. The term of employment hereunder shall begin on the Effective Date and continue until terminated hereunder. The term of employment hereunder shall be referred to herein as the “Employment Term.”
     4. Compensation and Benefits. During the term of this Agreement, in consideration of services rendered hereunder, Employee shall receive:
          (a) Salary. An annual base salary (“Base Salary”) equal to the amount in effect as of the date hereof and payable at such intervals during the month as the Company regularly pays its other employees, for the period during which the Employee is employed, through and including the date of termination of employment in accordance with the termination provisions of this Agreement. Company shall review Employee’s Base Salary at least annually, with the approval of the Board, and may adjust the Base Salary in accordance with historical norms and prevailing economic conditions and considering Employee’s job performance; provided, however, that in no event shall the Base Salary be decreased as a result of such review of such job performance.
          (b) Bonus. An incentive bonus in accordance with any incentive bonus plan for executive employees of Company in effect at that time (the “Incentive Bonus Plan”) which currently provides Employee with an opportunity to receive a targeted amount of one hundred percent (100%) of his Base Salary, consistent with “stretch target amounts” assigned in prior years; provided, however, that the Incentive Bonus Plan may be redesigned or altered by the Board to reflect new corporate objectives, new measurement devices, current economic conditions and any new responsibilities then assigned to Employee. Employee shall be eligible to participate in any redesigned Incentive Bonus Plan to the same extent as other executive employees with comparable responsibilities.
          (c) Fringe Benefits. Employee shall be eligible to participate in employee benefits provided by Company on the same basis as its other executive employees.
          (d) Regulations. The provisions of 12 CFR Section 563.39 shall be deemed by Company and Employee to be incorporated into and made a part of this Employment Agreement. Any payments made to Employee pursuant to this Employment Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and FDIC regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.
          (e) Put Rights.
               (i) In the event of termination of this Agreement by Employee for any reason or by Employer without “Cause,” as defined in
Section 5 of this Agreement (and not as defined in the Shareholder Agreement, as defined below, or as defined in any other agreement or document to which Employee is a party), Employee: (x) shall have the “put” rights contained in Section 8 of the Amended and Restated Stock Redemption and Shareholders Agreement dated as of July 21, 2008, by and among Company, Employee and those additional persons signing such agreement as shareholders (the “Shareholder Agreement”) as though Employee was terminated by “the Employer other than for Cause” as provided therein; and (y) may exercise such “put” rights beginning on the termination date. Employee may exercise his post-termination put rights with respect to any or all of Employee’s shares in one transaction. The parties acknowledge that to the extent that the Employee has transferred his equity interests in Company to a Permitted Transferee (as defined in the Shareholder Agreement), the “put” rights referenced in the Agreement shall continue to apply and the Permitted Transferee will have the “put” rights as if the Employee was still the record owner of such equity interests.
               Unless the Parties otherwise agree in writing, in the event that a sale of Company (whether by means of a stock sale, a merger, a sale of all or substantially all of Company’s assets or of EverBank’ assets or any other business combination) or a public offering (whether an initial public offering or otherwise) by Company (either directly or indirectly) is under Active Consideration by the Board or the management of Company, as determined by the Board in good faith, on or after the termination date of this Agreement, Company’s call rights and Employee’s “put” rights contained in Sections 8 and 9 of the Shareholder Agreement shall, at the option of Company, be postponed until (A) two (2) months following the closing of any such sale of Company or public offering by Company and subject to any restrictions imposed by the buyer, underwriter, or any regulator for such sale of Company or public offering by Company, or (B) the Board furnishes Employee with written notice, acting in good faith, that any such transaction is no longer under Active Consideration (the period covered by (A) and (B) is the “Hold Period”). Company shall provide written notice to Employee of Company’s election to trigger a Hold Period and such notice shall include the commencement date of the Hold Period. If Company terminates this Agreement other than for Cause and, on or after the termination date of employment, triggers a Hold Period, Employee shall have the option to extend the term of this Agreement for the Hold Period and the term of this Agreement shall be so extended and shall terminate automatically on the close of business on the last day of the Hold Period. The Hold Period shall not exceed six (6) months without the written consent of Employee; provided, that if Company, pursuant to an agreement, applicable law or otherwise, is prohibited from satisfying its obligations under this Section 4(e)(i) at the end of a six-month Hold Period, the Hold Period shall be automatically extended (with or without the written consent of Employee) until such time as Company is so permitted to satisfy its obligations under this Section 4(e)(i); provided, further, that if the Hold Period is automatically extended, Company shall use its commercially reasonable efforts to limit the length of such automatically extended Hold Period.
               For purposes of this Agreement, “Active Consideration” shall mean (A) in the case of a sale of Company, the earlier to occur of the execution of a letter of intent (whether binding or non-binding) by Company or the execution of an engagement letter (or similar agreement) with a financial advisor by Company; and (B) in the case of a public offering by Company, the engagement (whether by written agreement or otherwise) by Company of one or more investment banking firms.
          (f) Call Rights. Upon termination of this Agreement for any reason, the call rights (if any) the Company has shall be determined under the Shareholder Agreement (but shall use the definition of “Cause” as provided for in this Agreement; provided, however, the Call Price under the Shareholder Agreement shall in all cases be the Determined Value and shall in no event be based on “the cost to the management investor” as otherwise referenced in the Shareholder Agreement.
     5. Termination by Company for Cause. Company shall have the right at any time to terminate the employment of the Employee for Cause. If Employee is terminated for Cause, Employee shall not be entitled to Employee’s “put” rights under Section 8 of the Shareholder Agreement. Notwithstanding any other agreement or document to which Employee is a party, for purposes of this Agreement, “Cause” means:
          (a) Willful Failure to Perform Duties. The willful and substantial failure or refusal of Employee (unless Employee shall be ill or disabled) to perform duties assigned to Employee consistent with his executive position, which failure or refusal is not remedied by

Employee within thirty (30) days after written notice of such failure or refusal from the Board or the EverBank CEO;
          (b) Material Breach of Fiduciary Duties. A material breach of Employee’s fiduciary duties to the Company (such as obtaining secret profits from the Company), that is not remedied within thirty (30) days after written notice such breach where such breach constituted an act or omission performed or made willfully, in bad faith and without a reasonable belief that such act or omission was within the scope of the Employee’s employment hereunder;
          (c) Willful Misconduct. A violation by Employee in the course of performing Employee’s duties to Company of any law, rule, regulation (other than traffic violations or other minor offenses) where such violation has resulted or is likely to result in material harm to Company and constituted an act or mission performed or made willfully, in bad faith and without a reasonable belief that such act or misconduct was within the scope of Employee’s employment hereunder; or
          (d) Illegal Conduct. Employee’s engaging in illegal conduct (other than traffic violations or other minor offenses) which results in a conviction of a felony (or a no contest or nolo contendere plea thereto) which is not subject to further appeal and which is materially injurious to the business or public image of the Company.
     6. Termination_by Employee For Any Reason; Termination by Company Without Cause.
          (a) In General. Unless Employee has elected to extend the term of this Agreement during the Hold Period, Employee may terminate this Agreement at any time and for any reason upon thirty (30) days’ prior written notice to Company and Company may terminate this Agreement without Cause at any time upon thirty (30) days’ prior written notice to Employee.
          (b) Rights and Obligations Upon Termination by Employee. In the event of such termination: (1) Employee’s “put” rights under Section 8 of the Shareholder Agreement shall be exercisable beginning on the termination date; and (2) Employee shall be entitled to the following severance benefits and rights.
               (i) Payment. Company shall pay Employee an amount equal to his annual Base Salary in effect immediately preceding his termination, plus the Employee’s target bonus in effect immediately preceding his termination and any unpaid bonus for any prior years, less applicable payroll deductions (collectively, the “Bonus Payment”). As set forth above, Employee’s target bonus in effect as of the date hereof is 100% of the “stretch goal,” as defined in the incentive bonus plan in effect as of the date hereof. If actual results for the plan year in which the Termination Date occurs exceed such target bonus, Company shall pay to Employee within ninety (90) days following the end of the plan year, the amount by which such pro-rated Bonus Payment calculated using actual results exceeds the amount paid to Employee using target incentive bonus compensation, less applicable payroll deductions. The Base Salary and the Bonus Payment shall be referred to collectively herein as the “Cash Severance Payments”. The Base Salary shall be payable in equal installments over a twelve (12) month period, per the normal payroll practices of the Company, less applicable payroll deductions, and the Bonus Payment shall be paid within forty-five (45) days after the Date of Termination. Each such payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Cash Severance Payments will be made only if Employee complies with the terms of Sections 8 (Duties Upon Termination) and 9 (Restrictive Covenants) and signs a valid general release of claims against the Company and any of its agents or principals, a copy of which is attached hereto as Exhibit A.
               (ii) Benefits. The Company shall pay Employee the cost the Company would have incurred had Employee continued group medical, dental, and hospitalization coverage for himself and his eligible dependents under the group health plan(s) sponsored by Company covering the Employee and his eligible dependents at the time of the Employee’s termination of employment (the “Health Coverage”) for twelve (12) months; provided, however, that (A) such Health Coverage shall be provided at the same level of benefits as is generally available to similarly situated employees and is subject to any modifications made to the same health coverage provided to similarly situated employees, including but not limited to termination of the group health plans sponsored by Company; (B) the Company shall pay the excess of the COBRA cost of such coverage over the amount that Employee would have had to pay for such coverage if he had remained employed during the applicable twelve (12) month period and paid the active employee rate for such coverage (the “Monthly COBRA Cost”); and (C) the time during which the Employee receives the Health Coverage shall run concurrently with any period for which the Employee is eligible to elect health coverage under COBRA. If Employee becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including self-employment and coverage available to Employee’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law. In order to receive these benefits, Employee must sign a valid general release of claims against the Company and any of its agents or principals, a copy of which is attached hereto as Exhibit A, and comply with the terms of Sections 8 (Duties Upon Termination) and 9 (Restrictive Covenants).
          (c) All options to purchase equity interests of Company or its Affiliates held by Employee that are unvested on the Date of Termination shall expire on such date except for those that would otherwise vest no later than 45 days after the Date of Termination (the “45 Day Options”). The 45 Day Options shall vest on the Date of Termination.
     7. Termination Upon Death or Disability. This Agreement shall terminate automatically upon Employee’s death or disability. For purposes of the Agreement, Employee shall be deemed disabled if he is physically or mentally unable to discharge his duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) non-consecutive days in any one hundred eighty (180) day period. In the event of Employee’s termination of employment by reason of his death or disability, Employee’s Base Salary shall terminate as of the effective date of termination because of death or disability, and the Company shall pay to Employee or his designated beneficiary or estate the amounts set forth in Section 6(b)(i). Such payment shall be made at the time the payment would have been made absent death or disability. In addition, in the event of termination by disability, Employee shall be entitled to the Health Coverage for one (1) year after termination on the terms provided in Section 6(b)(ii).
     8. Duties Upon Termination. In the event the employment of Employee is terminated for any reason whatsoever, Employee shall deliver immediately to Company all manuals, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash, Company credit cards, and all other materials and records containing confidential information of any kind of the Company or its affiliates that may be in Employee’s possession or under his control which belong to the Company or its affiliates or have been obtained from the Company or its affiliates by the Employee, including any and all copies of such items previously described in this section.
     9. Restrictive Covenants.
          (a) Acknowledgements. Subject to the limitations of reasonableness imposed by law, Employee shall be subject to the restrictions set forth in this Section 9.
          (b) Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:
          “Competitive Services” means the provision of services on behalf of any person or entity principally engaged in the banking, residential mortgage banking or investment banking business in the capacity of a director, consultant or an executive or officer at a senior level within such entity.
          “Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that may not rise to the level of a Trade Secret under applicable law. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under applicable law.
          “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
          “Principal or Representative” means a principal, owner, partner, stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.
          “Protected Customers” means any Person to whom the Company sold its products or services or solicited to sell its products or services during the course of Employee’s employment and (a) with whom Employee had business dealings on behalf of the Company; (b) for whom Employee supervised or coordinated the dealings with the Company; or (c) about whom Employee obtained Trade Secrets or Confidential Information (as defined herein) as a result of his employment.
          “Protected Employees” means employees of the Company who were employed by the Company at any time during the course of Employee’s employment and (a) with whom Employee had a supervisory relationship; (b) with whom Employee worked or communicated on a regular basis; or (c) about whom Employee obtained Trade Secrets or Confidential Information as a result of his association with the Company.
          “Restricted Period” means the duration of Employee’s employment with the Company and a period of one (1) year from the termination of such employment for any reason whatsoever.
          “Restricted Territory” means the United State of America and any foreign country or territory located within 100 miles of Jacksonville, Florida.
          “Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, source codes and object codes for Company software, compilations, formulas, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, distribution lists or lists of actual or potential customers, advertisers or suppliers, which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under applicable common law or statutory law.
          (c) Restrictions on Disclosure and Use of Confidential Information and Trade Secrets. Employee understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company, and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that he or she shall not, directly or indirectly, at any time during the Restricted Period, reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Employee shall not, directly or indirectly, at any time during the Restricted Period, use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the course of his employment and at all times after the date that his employment terminates for any reason, Employee shall not directly or indirectly transmit or disclose any Trade Secret to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.
          Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Employee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Employee.
          (d) Nonrecruitment of Protected Employees. Employee understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that during the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any Protected Employee to terminate his relationship with the Company or to enter into a relationship with any other Person.
          (e) Nonsolicitation of Protected Customers. Employee understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that during the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing services similar to those provided by the Company.
          (f) Noncompetition. Employee hereby agrees that during the Restricted Period, Employee will not, without prior written consent of the Company, directly or indirectly, engage in, sell or otherwise provide Competitive Services within the Restricted Territory on his own behalf or as a Principal or Representative of any other Person; provided, however, that the parties acknowledge and agree the provisions of this Section 9(f) shall not be deemed to prohibit the ownership by Employee of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.
          (g) Covenant to Return Property and Information. Employee agrees to return all of the Company’s property within ten (10) days following the cessation of his employment for any reason, or at any other time when a demand for such property is made by the Company; provided, however, that any unintentional failure to return such property within such ten (10)-day period shall not be deemed to be a breach of this Agreement if Employee returns any such property to the Company promptly after Employee discovers such failure or after Company discovers such failure and provides Employee with written notice thereof. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Employee, or which Employee has developed or collected in the scope of Employee’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers; provided, however, that Employee shall be entitled to retain a copy of this Agreement and any documents relating to his income received from the Company or expenses incurred on behalf of the Company or other information which pertains to his personal income tax returns.
          (h) Remedies for Violation of Restrictive Covenants. The parties hereto specifically acknowledge and agree that the covenants contained in this Section 9 (the “Restrictive Covenants”) are made and given by Employee in connection with his continued employment with the Company and the goodwill associated therewith and that the remedy at law for any breach of the foregoing would be inadequate. In the event Employee breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Employee agrees that the pendency of any claim whatsoever against the Company shall not constitute a defense to the enforcement of any Restrictive Covenant by the Company.
          (i) Severability. Employee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time, scope of protected activity, geographic area, and in all other respects. Each of the Restrictive Covenants shall be considered and construed as separate and independent covenants. Should any part or provision of any of the Restrictive Covenants be held invalid, void or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or of this Section 9.
          (j) Reformation. If any portion of the Restrictive Covenants is found to be invalid or unenforceable because the duration, the territory, or any other provision thereof is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Employee in agreeing to the Restrictive Covenants will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable law.
     10. Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the terms of Employee’s employment and supersedes any prior agreements, whether written or oral, concerning the subject matter, including, but not limited to, the First Employment Agreement, the First Amendment, the Second Employment Agreement, the Second

Amendment and the Third Employment Agreement entered into by and between the Company and Employee, all as described in the Preamble hereto. Notwithstanding the forgoing, the terms of the Amended and Restated Stock Redemption and Shareholders Agreement of EverBank Financial Corp, the EverBank Profit Sharing and Savings Plan (or any successor plan or plans) and any Option or Restricted Unit Agreements relating thereto to which Employee is a party, and any other benefit plans shall govern the subject matters thereof to the extent not specifically provided otherwise herein. In the event of any inconsistency between any such other agreement and this Agreement, the provisions of this Agreement shall control. This Agreement cannot be amended except by a writing signed by both parties.
     11. Limitation of Benefits.
          (a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Employee (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”). For purposes of this Section 11, present value shall be determined in accordance with Section 280G(d)(4) of the Code. The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to Employee, determined by the Determination Firm (as defined in Section 11(b) below) as of the date of the applicable change in control using the discount rate required by Section 280G(d)(4) of the Code.
          (b) All determinations required to be made under this Section 11, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Employee (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 11 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than December 31 of the year after the year in which the Underpayment is determined to exist.
          (c) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 11 shall be of no further force or effect.
     12. No Waiver. No waiver of any term or provision of this Agreement shall be deemed to be a waiver of any subsequent breach of such term or provision of this Agreement.
     13 Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Florida.
     14. Notices. Any notice which may be given, hereunder, shall be sufficient if in writing and delivered to Employee at 24724 Harbour View Drive, Ponte Vedra Beach, Florida 32082, and to the Company at 501 Riverside Avenue, Jacksonville, Florida 32202, Attention:
Robert M. Clements, Chairman and Chief Executive Officer, or at such place as either party by written notice designates. Notices shall be effective upon receipt, unless delivery is refused, in which case notice shall be effective on the date of such refusal.
     15. Heirs And Assigns. Except as provided below, this Agreement may be assigned by Company only, and shall be binding upon the parties hereto, their successors and heirs, wherever the context admits or requires. Notwithstanding the foregoing, any and all of Employee’s rights and benefits hereunder shall be assigned to and may be exercised by Employee’s designated beneficiary or estate upon the death of Employee.
     16. Severability Clause. The parties agree that each provision of this Agreement is severable and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
     17. Inducement or Coercion for Employment. Employee has executed this Agreement without coercion by Company and pursuant to the advice of Employee’s own independent counsel, and no representations or inducements of any kind have been made or provided by Company to obtain Employee’s execution of this Agreement other than those specifically contained in this written document.
     18. Disputes. Except as provided in Section 9(h), any dispute relating to or arising under or in connection with this Agreement shall be submitted to mandatory arbitration in Duval County, Florida, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and judgment upon the award rendered pursuant to such arbitration may be entered in any court of competent jurisdiction. In addition to any damages awarded to Employee by the arbitrators, Employee shall be entitled to an award of all fees and expenses of arbitration, including costs and reasonable attorney’s fees. If Employee is entitled to be paid or reimbursed for any fees and expenses under this Section 18, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Employee’s rights to payment or reimbursement of expenses pursuant to this Section 18 shall expire at the end of ten (10) years after the date of termination and such rights shall not be subject to liquidation or exchange for another benefit.
     19. Code Section 409A.
          (a) This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable advice and regulations issued thereunder.
          (b) Notwithstanding anything in this Agreement to the contrary, the severance payments under Sections 6 and 7 and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of Employee’s termination of employment will not be payable or distributable to Employee unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment or the determination of the amounts owed to Employee due to such termination. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”
          (c) Whenever in this Agreement the provision of payment or benefit is conditioned on Employee’s execution and non-revocation of a waiver and release of claims, such waiver and release must be executed, and all revocation periods must have expired, within sixty (60) days after the date of termination of Employee’s employment, but the Company may elect to commence payment at any time during such sixty
(60)-day period.
(signatures on following page)

     IN WITNESS WHEREOF, the parties, hereto, have executed this Agreement as of the day and year first above written.

EVERBANK FINANCIAL CORP

By:	/s/ Robert M. Clements	Date: December 29, 2008

Robert M. Clements
Chairman and Chief Executive Officer

By:	/s/ Gary A. Meeks	Date: December 31, 2008

Gary A. Meeks

Exhibit A
Form of Release

RELEASE
     In exchange for a portion of the benefits described in the attached Employment Agreement dated as of [•] (the “Employment Agreement”), to which I agree I am not otherwise entitled, I hereby release EverBank Financial Corp (the “Company”), its respective affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, past, present and future (the “Released Parties”) from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release; provided, however, that such released claims shall not include any claims to enforce my rights (i) under, or with respect to, the Employment Agreement, (ii) to indemnification provided at law or pursuant to the Company’s By-Laws or insurance or to directors’ and officers’ liability or employment practices insurance coverage, (iii) under COBRA or my rights under benefit or incentive plans; or (iv) as a stockholder, including, but not limited to, any of my rights under or with respect to the Company’s Amended and Restated Stock Redemption ad Shareholders Agreement dated as of July 21, 2008, as such agreement my be further amended from time to time (collectively, the Retained Claim Rights”). Notwithstanding the generality of the preceding sentence, such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including, but not limited to, any claims arising from or derivative of my employment with the Company, as well as any and all claims under state contract or tort law or otherwise.
     I hereby represent that I have not filed any action, complaint, charge, grievance or arbitration (collectively, an “Action”) against the Company or the Released Parties [if applicable, add any carve out for current action relating to a Retained Claim Right here], it being understood that nothing in this sentence shall be construed as affecting my right to file any Action at any time relating to or arising out of a Retained Claim Right.
     I understand and agree that I must comply with my duties upon termination and the restrictive covenants as set forth in the Employment Agreement. I agree that any violation or breach by me of any of such provisions, without limiting the Company’s remedies, shall give rise on the part of the Company to a claim for relief to recover from me, before a court of competent jurisdiction, any and all amounts previously paid to or on behalf of me by the Company that are conditioned under the Agreement upon the signing of the Release, but shall not release me from the performance of my obligations under this Release.
     I expressly understand and agree that the Company’s obligations under this Release, under the Employment Agreement, and in connection with the Retained Claim Rights are in lieu of any and all other amounts to which I might be, am now or may become entitled to receive from any of the Released Parties upon any claim whatsoever.
     I will not apply for or otherwise seek employment with the Released Parties without their written consent.
     I have read this Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other Actions against the Released Parties other than with respect to a Retained Claim Right, including any rights and claims under the Age Discrimination in Employment Act. I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement, and that neither the Company nor any other person is obligated to provide any benefits to me pursuant to the Employment Agreement until 8 days have passed since my signing of this Release without my signature having been revoked. I understand that any revocation of this Release must be received by the General Counsel of the Company within the seven-day revocation period. Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily. I represent and acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence me to sign this Release, except such statements as are expressly set forth herein or in the Agreement.
     This Release is final and binding and may not be changed or modified.

Date	Gary A. Meeks